Exhibit 99

CONTACT:	Daniel T. Hendrix President and Chief Executive Officer Patrick C. Lynch Chief Financial Officer (770) 437-6800

FOR IMMEDIATE RELEASE	Financial Dynamics: Christine Mohrmann, Lindsay Hatton (212) 850-5600

INTERFACE ANNOUNCES CLOSING OF DEBT REFINANCING

ATLANTA, Georgia, February 4, 2004 -- Interface, Inc. (Nasdaq: IFSIA) today announced the closing of its private offering of $135 million aggregate principal amount of 9½% senior subordinated notes due in 2014 (the “2004 Notes”).  The Company previously announced its intention to issue $125 million of notes through this transaction, but elected to increase the size of the offering to $135 million in response to favorable market conditions.  Three investment banks participated as initial purchasers in the offering.  The approximately $130.9 million of net proceeds from the sale of the 2004 Notes will be used to redeem the Company’s currently-outstanding 9.5% senior subordinated notes due in 2005 (the “Called Notes”) and to reduce borrowings under the Company’s revolving credit facility.

In connection with the closing, the Company also announced its call of the Called Notes for redemption at a price equal to 100% of the principal amount of the Called Notes (which total $120 million), plus accrued interest to the redemption date.  The redemption date for the Called Notes is March 5, 2004.  An aggregate of approximately $123.5 million, which includes interest that will accrue by the redemption date, will be required to redeem all of the Called Notes.  Wachovia Bank, National Association (as successor in interest to First Union National Bank of Georgia), trustee in respect of the Called Notes, is processing the transmittal of the redemption notice to all holders of record of Called Notes.

The 2004 Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in reliance on Regulation S under the Securities Act.  The 2004 Notes have not been registered under the Securities Act or any state securities laws.  Therefore, the 2004 Notes may not be offered or sold in the United States absent registration under such laws or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.  This press release is issued pursuant to and in accordance with Rule 135c under the Securities Act.

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INTERFACE ANNOUNCES CLOSING OF DEBT REFINANCING	Page 2

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.  The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley and Prince Street brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market.  The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Toltec, Intek, Chatham and Camborne brands.  The Company provides specialized carpet replacement, installation, maintenance and reclamation services through its Re:Source Americas service network.  In addition, the Company provides specialized fabric services through its TekSolutions business and produces InterCell brand raised/access flooring systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products may be affected by cycles in the construction and renovation of commercial and institutional buildings,” “Our continued success depends significantly upon the efforts, abilities and continued service of our senior management executives and our design consultants,” “Our substantial international operations are subject to various political, economic and other uncertainties,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” and “Our Rights Agreement could discourage tender offers or other transactions that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

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